Exhibit 99.1

Unaudited Pro Forma Combined Condensed Consolidated Financial Information

In this Exhibit 99.1, references to “Community”, “ the “Company,” “we,” “our” and “us” mean Community Bank Shares of Indiana, Inc. including, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.  The following unaudited pro forma condensed combined consolidated financial information has been prepared using the acquisition method of accounting, giving effect to our acquisition of First Financial Service Corporation (“First Financial”).  The unaudited pro forma condensed combined consolidated balance sheets combine the historical financial information of the Company and First Financial as of September 30, 2014, and assume that the First Financial acquisition were completed on that date. The unaudited pro forma condensed combined consolidated statements of income for the nine month period ended September 30, 2014 and the twelve month period ended December 31, 2013 give effect to the First Financial acquisition as if the transaction had been completed on January 1, 2013.

The unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The unaudited pro forma combined condensed consolidated financial information also does not consider any potential impacts of current market conditions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors.

On January 1, 2015, the Company completed its acquisition of First Financial.  Consistent with the terms of the agreement, Community issued 792,392 shares of its common stock valued at $21.6 million and paid $431,000 in cash for fractional shares and to settle outstanding options to First Financial shareholders.  As part of the transaction, First Financial’s subsidiary, First Federal Savings Bank of Elizabethtown, Kentucky was merged into Your Community Bank (the “Bank”), a subsidiary of the Company.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

as of September 30, 2014

	Community	First Financial	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Notes
	(In thousands)
Assets:
Cash and due from financial institutions	$14,540	$12,356	$11,047	$37,943	A
Interest-bearing deposits in other financial institutions	5,655	44,620	—	50,275
Securities available for sale	202,174	208,087	—	410,261
Loans (including loans held for sale)	593,124	437,033	(20,138)	1,010,019	B
Allowance for Loan Losses	(7,784)	(8,218)	8,218	(7,784)	C
Net Loans	585,340	428,815	(11,920)	1,002,235
Federal Home Loan Bank and Federal Reserve stock	5,964	4,080	—	10,044
Accrued interest receivable	3,028	1,664	—	4,692
Premises and equipment, net	17,986	24,435	(2,345)	40,076	D
Company owned life insurance	21,887	10,696	—	32,583
Goodwill	—	—	2,088	2,088	E
Other intangibles	759	—	5,667	6,426	F
Foreclosed and repossessed assets	4,677	9,537	(753)	13,461	G
Other assets	3,945	8,602	14,005	26,552	H
Total assets	$865,955	$752,892	$17,790	$1,636,637

Liabilities and Shareholders’ Equity:
Deposits
Non interest-bearing	$187,592	$85,654	$—	$273,246
Interest-bearing	467,619	588,093	6,940	1,062,652	I
Total deposits	655,211	673,747	6,940	1,335,898
Other borrowings	37,070	—	10,000	47,070	J
Federal Home Loan Bank advances	55,000	12,236	980	68,216	K
Subordinated debentures	17,000	18,000	(6,622)	28,378	L
Accrued interest payable	87	5,516	(5,516)	87	M
Accrued senior preferred dividend	110	4,707	(4,707)	110	N
Other liabilities	4,989	4,079	12,262	21,330	O
Total liabilities	769,467	718,285	13,337	1,501,089
Shareholders’ equity:
Preferred stock	28,000	20,000	(20,000)	28,000	P
Common stock and additional paid-in-Capital	44,471	42,233	3,330	90,034	Q
Retained earnings	30,196	(20,606)	14,103	23,693	R
Accumulated other comprehensive income (loss)	1,035	(7,020)	7,020	1,035	S
Treasury stock	(7,214)	—	—	(7,214)
Total shareholders’ equity	96,488	34,607	4,453	135,548
Total liabilities and shareholders’ equity	$865,955	$752,892	$17,790	$1,636,637

Unaudited Pro Forma Condensed Combined Consolidated Income Statement

For the Nine Months Ended September 30, 2014

	Community	First Financial	Pro forma Adjustments	Pro forma Combined	Notes
	(In thousands, except share and per share amounts)
Interest and dividend income
Loans, including fees	$21,039	$16,609	$(299)	$37,349	T
Other interest income	4,002	3,970	520	8,492	U
	25,041	20,579	221	45,841
Interest expense
Deposits	775	3,457	(1,301)	2,931	V
Other borrowings	72	—	401	473	W
Federal Home Loan Bank advances	257	406	(210)	453	X
Subordinated debentures	301	787	214	1,302	Y
	1,405	4,650	(896)	5,159

Net interest income	23,636	15,929	1,117	40,682
Provision for loan losses	638	(1,576)	—	(938)
Net interest income after provision for loan losses	22,998	17,505	1,117	41,620

Non-interest income
Service charges on deposit accounts	2,501	3,963	—	6,464
Net gains (losses) on sales of available for sale securities	468	(22)	—	446
Other income	1,947	1,168	—	3,115
	4,916	5,109	—	10,025
Non-interest expense
Salaries and employee benefits	10,602	10,952	(814)	20,740	Z
Occupancy and equipment	2,848	2,059	—	4,907
Data processing	1,947	2,938	—	4,885
FDIC insurance premiums	449	1,348	—	1,797
Other expense	4,091	7,649	(212)	11,528	AA
	19,937	24,946	(1,026)	43,857

Income (loss) before income taxes	7,977	(2,332)	2,142	7,787
Income tax expense (benefit)	1,401	(767)	290	924	BB
Net income (loss)	6,576	(1,565)	1,852	6,863
Preferred stock dividends	(329)	(1,330)	—	(1,659)
Net income (loss) available (attributable) to common shareholders’	$6,247	$(2,895)	$1,852	$5,204

Basic earnings (loss) per common share:
Earnings (loss) per share	$1.82	$(0.58)	—	$0.97
Weighted average shares outstanding	3,434,660	4,974,906	—	5,348,002	CC
Diluted earnings (loss) per common share:
Earnings (loss) per share	$1.80	$(0.58)	—	$0.97
Weighted average shares outstanding	3,472,792	4,974,906	—	5,386,134	CC

Unaudited Pro Forma Condensed Combined Consolidated Income Statement

For the Year Ended December 31, 2013

	Community	First Financial	Pro forma Adjustments	Pro forma Combined	Notes
	(In thousands, except share and per share amounts)

Interest and dividend income
Loans, including fees	$27,377	$25,711	$(399)	$52,689	T
Other interest income	5,876	6,711	693	13,280	U
	33,253	32,422	294	65,969
Interest expense
Deposits	1,191	6,926	(1,735)	6,382	V
Other borrowings	113	—	535	648	W
Federal Home Loan Bank advances	517	538	(280)	775	X
Subordinated debentures	406	1,364	285	2,055	Y
	2,227	8,828	(1,195)	9,860

Net interest income	31,026	23,594	1,489	56,109
Provision for loan losses	3,410	(3,086)	—	324
Net interest income after provision for loan losses	27,616	26,680	1,489	55,785

Non-interest income
Service charges on deposit accounts	3,394	5,306	—	8,700
Net gains (losses) on sales of available for sale securities	742	1,257	—	1,999
Other income	4,548	1,529	—	6,077
	8,684	8,092	—	16,776
Non-interest expense
Salaries and employee benefits	13,381	15,247	—	28,628
Occupancy and equipment	3,511	2,728	—	6,239
Data processing	2,794	3,751	—	6,545
FDIC insurance premiums	670	2,109	—	2,779
Other expense	5,715	10,193	706	16,614	AA
	26,071	34,028	706	60,805

Income before income taxes	10,229	744	783	11,756
Income tax expense	1,562	3	(208)	1,357	BB
Net income	8,667	741	991	10,399
Preferred stock dividends	(802)	(1,054)	—	(1,856)
Net income (loss) available (attributable) to common shareholders’	$7,865	$(313)	$991	$8,543

Basic earnings (loss) per common share:
Earnings (loss) per share	$2.32	$(0.06)	—	$1.61
Weighted average shares outstanding	3,387,906	4,828,000	—	5,301,248	CC
Diluted earnings (loss) per common share:
Earnings (loss) per share	$2.32	$(0.06)	—	$1.61
Weighted average shares outstanding	3,387,906	4,828,000	—	5,301,248	CC

Notes to Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of September 30, 2014

(In thousands, except share and per share amounts)

The following pro forma adjustments have been reflected in the unaudited condensed combined consolidated financial statements presented for Community and First Financial.  All adjustments are based on current assumptions and valuations, which are subject to change.  The adjustments are presented in thousands, with the exception of per share amounts.

A - Adjustments to cash
To reflect redemption of First Financial preferred stock	$(9,000)
To reflect payment of deferred accrued dividends on First Financial preferred stock	(3,928)
To reflect payment of deferred accrued interest on First Financial subordinated debentures	(5,516)
To reflect net proceeds from issuance of Community common stock	19,491
To reflect proceeds from third-party correspondent loan	10,000
$11,047

•                  First Financial has 20,000 shares of preferred stock outstanding which will be repurchased through a mix of cash and conversion to Community common shares.  An agreement in place with the holder of 14,791 shares will allow Community to repurchase each share at $480 per share while an additional 1,900 shares will be repurchased at $1,000 per share for a total cash payment of $9,000.  The remaining 3,309 preferred shares will be exchanged at the time of the transaction for Community common shares in addition to unpaid dividends on those shares of $779 as of September 30, 2014.

•                  As of September 30, 2014, First Financial had $4,707 of accrued, unpaid dividends outstanding.  The pro forma adjustment reflects the cash payment of $3,928 of the unpaid dividends.  The remaining outstanding unpaid dividends of $779 will be converted into Community common shares per the agreement with the holder of those shares.

•                  The pro forma cash adjustment reflects the payment of the deferred accrued interest on First Financial’s subordinated debentures as of September 30, 2014.

•                  Community is issuing 1,120,950 shares to private investors to increase its capital levels in connection with the share exchange with First Financial.  One of the private investors owns 3,309 shares of First Financial preferred shares and is converting those shares, plus unpaid dividends, to common shares of Community.  An adjustment to cash has been made to reflect the cash received from the placement of common shares to private investors, net of expenses and the exchange of 3,309 preferred shares, plus unpaid dividends, to common shares.

•                  Adjustment to reflect the proceeds from a loan from a third-party correspondent bank of $10.0 million, the proceeds of which will be used to increase Your Community Bank’s Tier 1 capital levels in connection with the bank merger.

B - Community has reviewed the loan portfolio and estimated the associated credit and interest rate fair value adjustments.  Once the acquisition has been completed, Community will update and finalize its analysis which may change significantly from the initial estimate.  The pro forma balance of loans was increased by $2,794 for the accretable yield portion, or interest rate fair value adjustment, and decreased by $22,932 for the non-accretable yield portion, or credit fair value adjustment.

C - Purchase accounting reversal of First Financial’s allowance for loan losses which cannot be carried over in accordance with ASC 805 — Business Combinations.

D — Adjustment to reflect estimated fair value at acquisition date of acquired premises and equipment.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of September 30, 2014

(In thousands, except share and per share amounts)

E - Adjustment represents the excess of consideration paid over the fair value of net assets acquired.  The pro forma adjustment assumes the stock consideration will total $21.6 million (based on Community’s closing stock price of $27.20 on December 31, 2014) plus cash of $431 for First Financial stock option holders and fractional shares.

Fair value of consideration		$21,984

Fair value of assets acquired:

Cash and due from financial institutions	$12,356
Interest-bearing deposits in other financial institutions	44,620
Securities available for sale	208,087
Net Loans	416,895
Federal Home Loan Bank stock	4,080
Premises and equipment	22,090
Company owned life insurance	10,696
Core deposit intangible	5,667
Foreclosed and repossessed assets	8,784
Deferred tax asset	9,837
Other assets	10,266
Total assets	753,378

Fair value of liabilities assumed:
Deposits	680,687
Federal Home Loan Bank advances	13,216
Subordinated debentures	11,378
Other liabilities	15,892
Total liabilities	721,173

Liquidation amount of preferred stock	12,309

Net assets acquired		19,896

Pro forma goodwill		$2,088

F — Preliminary purchase accounting adjustment which represents the Company’s estimate of the core deposit intangible to be recorded.  The actual amount of such core deposit intangible asset will be determined at the completion of the transaction and will be based on an independent third party appraisal.

G — Adjustment to reflect the estimated fair value of foreclosed and repossessed assets.  Subsequent to the completion of the transaction, Community will finalize its determination of the fair value of the acquired foreclosed and repossessed property which could significantly change the estimated purchase accounting adjustments.

H - Adjustment to current and deferred income taxes based on the pro forma fair value adjustments of acquired assets and assumed liabilities and on a calculation of future tax benefits.

I - Adjustment to the fair value of time deposits to reflect the current market rate of interest.

J — Adjustment to reflect $10.0 million borrowing from third-party correspondent bank.

K - Adjustment to the fair value of Federal Home Loan Bank advances to reflect the current market rate of interest.

L - Adjustment to the fair value of subordinated debentures to reflect the current market rate of interest.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of September 30, 2014

(In thousands, except share and per share amounts)

M — Upon completion of the transaction, Community will pay the outstanding deferred accrued interest on First Financial subordinated debentures.

N — Upon completion of the transaction, Community will pay the outstanding deferred accrued dividends on preferred stock of First Financial.

O — Adjustment reflects the amount of anticipated transaction and merger and integration costs including contract termination costs, investment banker, accountant, and legal fees, and severance and change in control payments to employees.  The pro forma income statements do not include expense associated with the items listed above and have been adjusted to remove any expense incurred.

P - Adjustments to preferred stock
To reflect redemption of First Financial preferred stock	$(12,309)
To reflect difference between redemption amount of First Financial preferred stock and liquidation preference	(7,691)
$(20,000)

First Financial has an agreement in place with holder of 14,791 shares of the Company’s preferred stock with a liquidation preference of $1,000 per share to redeem at $480 per share resulting in a reduction in the liquidation amount from par of $7,691.  The remaining 5,209 shares are redeemable at the liquidation preference of $1,000 per share.  All outstanding preferred stock will be redeemed at the closing date of the transaction or shortly thereafter.

Q - Adjustments to common stock and additional paid-in-capital
To eliminate First Financial historical common stock and additional paid-in-capital	$(42,233)
To reflect issuance of Community common stock to First Financial shareholders	21,984
To reflect issuance of Community common stock to private investors	23,579
$3,330

This adjustment represents the elimination of First Financial’s historical common stock and reflects the issuance of Community shares to First Financial shareholders and the corresponding issuance of Community common shares to private investors.  As of the closing date of the transaction, First Financial had 5,181,195 common shares outstanding.  Based on the exchange ratio of 0.153 Community shares for each First Financial share, Community issued 792,392 shares to First Financial shareholders of the Company’s $0.10 par value common shares.  Additionally, Community has agreements in place with private investors to issue 1,120,950 shares of the Company’s common stock at $22.33 per share for $23,579, which is net of issuance costs of $1,452.

R - Adjustments to retained earnings
To eliminate First Financial historical retained deficit	$20,606
To reflect transaction costs, net of tax	(6,503)
$14,103

This adjustment eliminates First Financial’s historical retained deficit and reflects the estimated transaction costs.

S - Adjustment to eliminate First Financial historical other comprehensive loss.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Income Statements

For the Nine Months Ending September 30, 2014 and Year Ending December 31, 2013

(In thousands, except share and per share amounts)

T - Community has evaluated the acquired loan portfolio to estimate the necessary credit and interest rate fair value adjustments.  Subsequently, the accretable portion of the fair value adjustment will be accreted into earnings using the level yield method over the remaining maturity of the underlying loans.  For purposes of the pro forma impact, the net discount accretion was estimated using the overall weighted average maturity of the loan portfolio, 7.0 years.

U — Adjustment to accrete the fair value of acquired available for sale securities into earnings using the level yield method over the remaining maturity of the underlying securities, which is approximately 7.5 years.

V - Adjustment to reflect the estimated fair value of time deposits based on the current market rate of interest for comparable deposits.  The fair value adjustment will be accreted into earnings as a reduction of the cost of funds over the estimated maturity of 4.0 years using the level yield method.

W - Adjustment to reflect interest expense on $10.0 million borrowing from third-party correspondent bank at an assumed interest rate of 5.35%.

X - Adjustment to reflect the estimated fair value of Federal Home Loan Bank advances based on the current market rate of interest for comparable borrowings.  The fair value adjustment will be accreted into earnings as a reduction of the cost of funds over the estimated maturity of 3.5 years using the level yield method.

Y - Adjustment to reflect the estimated fair value of subordinated debentures based on the current market rate of interest for comparable borrowings.  The fair value adjustment will be amortized into earnings as an increase to the cost of funds over the estimated maturity of 23.5 years using the level yield method.

Z — Adjustment to reduce salaries and employee benefits expense for accelerated vesting of stock based awards as a result of the acquisition agreement.

AA — Adjustment to amortize the acquired core deposit intangible asset over 10 years on an accelerated method for $517 and $706 for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively.  Community also made an adjustment to reduce other expense by $728 for the nine months ended September 30, 2014 for non-recurring transaction costs incurred during the period for both First Financial and Community.

BB - Adjustment to reflect the income tax effect of pro forma adjustments at Community’s income tax rate of 34%.  In addition, an adjustment was made to remove the effect of valuation allowance recorded at First Financial for $438 and $474 for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively.

CC - Adjustment to weighted average shares for the conversion of 5,181,195 shares outstanding on the acquisition date at the conversion ratio of 0.153 shares of Community shares for additional Community shares outstanding of 792,392.  In addition, an adjustment has been made for the issuance of 1,120,950 shares to private investors at the transaction date.